UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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BALL CORPORATION
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Ball Corporation

10 Longs Peak Drive, Broomfield, CO 80021

Supplemental Proxy Materials for the

Annual Meeting of Shareholders

To Be Held on April 24, 2019

March 22, 2019

Dear Shareholders of Ball Corporation:

On behalf of our Board of Directors and in order to supplement disclosure in Ball Corporation’s 2019 proxy statement on Form DEF14A filed with the Securities and Exchange Commission (the “SEC”) on March 12, 2019, we are providing additional commentary to highlight the responsiveness of Ball’s compensation committee (the “Committee”) to the 2018 Say-on-Pay vote.

In 2018, Ball’s Say-on-Pay approval vote result of 68.7 percent was lower than the company’s prior 5-year average of 94.6 percent. In response to the lower vote result, the compensation committee of the Board 1) conducted several reviews of independent analysis on the company’s pay practices, 2) requested that management perform a post-proxy season shareholder listening tour to better understand any concerns of such shareholders, and 3) approved enhanced 2019 proxy disclosure to include additional strategy, employee engagement, sustainability and diversity progress. Appendix A to this letter outlines the specific actions the Committee took or requested management to take in response to the Say-on-Pay approval vote result.

The shareholder listening tour took place during August through December 2018. It consisted of various members of the company’s senior management and, when requested by shareholders, the independent chair of the Committee, conducting one-on-one meetings with institutional shareholders representing nearly 50 percent of Ball’s outstanding shares and communicating with over 90 percent of the company’s institutional shareholders.

The feedback received from the one-on-one meetings and other shareholder communications included:

1.              Overall strong shareholder support of Ball’s long-standing EVA incentive compensation pay philosophy and ongoing compensation program. One institutional shareholder expressed questions regarding the target setting methodology of the annual EVA incentive, but after such questions were answered, the shareholder stated they were comfortable and supportive of such methodology.

2.              One of the company’s largest institutional investors that voted against our 2018 Say-on-Pay cited concern related to the one-time Special Acquisition-Related Incentive Plan (“SAIP”), which Ball implemented to incentivize numerous new and existing key employees supporting the successful integration, synergy goals achievement and business transformation opportunities of the 2016 acquisition of Rexam PLC, the largest and most complex acquisition in the company’s history.   The concern was that such an incentive, when coupled with the company’s existing long-term and short-term incentive plans, may over-incentivize the EVA and synergy results associated with the acquisition. While the shareholder raised concern with the SAIP, they expressed full support of the company’s use of EVA and requested that the company adhere to its long-standing EVA philosophy in its ongoing pay programs. The reversal in 2018 of this investor’s previous support of the company’s Say-on-Pay proposals in prior years was specifically related to the SAIP, and absent this reversal Ball Corporation’s 2018 Say-on-Pay approval would have meaningfully exceeded 70 percent. Based on our shareholders’ feedback, we believe that any issues raised in respect of the 2018 Say-on-Pay vote were isolated and will not recur in 2019 or future years.

Based on the listening tour feedback, independent consultant analysis and the strong belief that our compensation program has directly contributed to the successful performance of the business and ensures an executive team that is closely aligned with shareholders, the Committee and the entire Board concluded that no changes to the company’s ongoing compensation programs and EVA philosophy were warranted; however, the Committee did not issue any new awards under the SAIP in 2018 and the Committee commits to thoroughly evaluate whether or not Ball’s long-term practice of implementing acquisition incentive plans in conjunction with ongoing pay programs should be used in the future, and if so, for whom. The Committee also commits to communicate and explain any policy decision and conclusion from its evaluation in the 2020 proxy statement.  Accordingly, we believe that any issues raised by shareholders concerning the 2018 Say-on-Pay vote have been addressed.

We further believe that Ball’s unparalleled performance relative to key indices and its peers, both historically and year-to-date, are the result of good governance as well as our culture, vision, commitment to EVA, exceptional employee team and quality products and technologies, and will drive continuous improvement and sustainable value creation over the long-term. We ask for your continued support and encourage you to vote with Board recommendations “FOR” Ball’s Say-on-Pay proposal (Item 3) as well as “FOR” our slate of directors (Item 1).

Thank you for investing with us and supporting our Board, the company’s Say-on-Pay proposal and our employee team based on our financial track record and total shareholder returns over the short-, mid- and long-term.  We look forward to seeking to return further value to you in 2019 and beyond.

Sincerely,

Stuart A. Taylor II

Chairman, Human Resources Committee

Ball Corporation

Visit www.ball.com/investors to view the 2018 annual report, 2019 proxy statement and EVA tutorial presentation.

Appendix A

The Committee and management took a number of actions in response to the 2018 Say-on-Pay vote result including:

1) a thorough review of the ISS Proxy Analysis and Say-on-Pay vote recommendation with input from the independent compensation consultant to the Committee, Pay Governance;

2) filing supplemental proxy disclosure documents on April 2 and 3, 2018;

3) conducting a post-proxy season listening tour with our top shareholders, with direct participation of the independent chair of the Committee in several shareholder meetings;

4) modification of the company’s peer group in July 2018;

5) a review of pay program and design analyses prepared by Pay Governance;

6) meeting with ISS on December 5, 2018, which included sharing all materials provided to key shareholders during the listening tour;

7) a detailed review of the findings from the listening tour conducted from August through December 2018, together with discussion of the findings with external advisors including the independent executive compensation consultant; and

8) the Committee reviewed and approved enhanced 2019 proxy disclosure and its compensation discussion and analysis inclusive of the company’s strategy, sustainability initiatives, diversity practices, employee engagement metrics, robust financial performance, detailed capital allocation decisions, EVA correlation to share price appreciation and the company’s target setting methodology, pay-for-performance alignment and long-term shareholder value creation.

The Committee believes that the above actions demonstrate rigor in sufficiently responding to last year’s Say-on-Pay vote result and the subsequent shareholder listening tour feedback.